Exhibit 16.1

May 8, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made JJ Opportunity Corp., included under Changes in and Disagreements with Accountants on Accounting and Financial Disclosure in Form S-1/A dated May 8, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ UHY LLP

New York, New York